UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report: April 16, 2015
(Date of earliest event reported)

A. M. CASTLE & CO.
(Exact name of registrant as specified in its charter)

Maryland	1-5415	36-0879160
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1420 Kensington Road, Suite 220 Oak Brook, IL 60523
(Address of principal executive offices)

Registrant's telephone number including area code: (847) 455-7111

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13 e-4(c) under the Exchange Act (17 CFR 240.13 e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
The information set forth in Item 5.02 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 17, 2015, A.M. Castle & Co. (the “Company”) announced that the Board of Directors (the "Board") appointed Steven W. Scheinkman, 61, to the position of president and chief executive officer, effective immediately. He succeeds Scott Dolan, who resigned from the Company and the Board on April 16, 2015, to pursue other interests.
Mr. Scheinkman, a director of the Company since March 2015, has served as the president and chief executive officer and a director of Innovative Building Systems LLC and certain of its affiliates and predecessor entities since May 2010. He served as a director of Claymont Steel Holdings, Inc., a manufacturer of custom discrete steel plate, from December 2006 until the company was sold in January 2008. He served as the president and chief executive officer and a director of Transtar Metals Corp. (“Transtar”), a supply chain manager/distributor of high alloy metal products for the transportation, aerospace and defense industries, from September 1999 to September 2006. Following Transtar’s acquisition by the Company in September 2006, he served as president of Transtar Metals Holdings Inc. until September 2007 and thereafter served as its advisor until December 2007. He served in various capacities as an executive officer of Macsteel Service Centers USA, a distributor and processor of steel products, including president, chief operating officer and chief financial officer from 1986 to 1999.
The Company entered into an employment offer letter dated April 16, 2015 (the “Agreement”), with Mr. Scheinkman. The Agreement has no specified term and Mr. Scheinkman’s employment with the Company will be on an at-will basis. The material terms of the Agreement are summarized below.
Base Salary and Bonus. Mr. Scheinkman will receive an annual base salary of $650,000 and will be eligible for an annual bonus under the Company’s Short Term Incentive Plan (STIP) with a target amount of 125% of base salary. Both base salary and bonus are subject to annual review.
Long-Term Compensation. Mr. Scheinkman will be eligible to participate in the Company’s Long Term Compensation Plan (LTCP), beginning with the 2015-2017 LTCP performance period. Participation in the plan is subject to annual review and actual payout will depend on achievement of performance-based goals which will be established for the three year performance period by the independent members of the Board. Pursuant to the Agreement, when the 2015-2017 LTCP is finalized, Mr. Scheinkman will receive the following in accordance with the Company's 2008 Omnibus Incentive Plan: (i) a grant of 90,000 stock options vesting in equal annual installments, based on his anniversary date, over a three-year period with a ten year expiration; (ii) 65,000 shares of restricted stock that will vest fully on December 31, 2017 and (iii) 65,000 performance share units that will vest based on an EBITDA metric for the performance period.
Severance Terms. In the event Mr. Scheinkman’s employment with the Company terminates for any reason, he will be entitled to certain unpaid and accrued payments and benefits. However, if Mr. Scheinkman’s employment is terminated by the Company for cause, he will be entitled only to limited payments and benefits consisting primarily of earned but unpaid salary and earned but unused paid time off.
In the event of a termination of Mr. Scheinkman’s employment by the Company due to his death or disability, Mr. Scheinkman or his beneficiaries will be entitled to (i) a pro-rated STIP bonus for the year of his termination, subject to actual achievement of the performance goals, (ii) pro-rata vesting of each of his then outstanding and non-vested long-term performance awards (including an equity-based or a non-equity-based long-term performance award), subject to actual achievement of the performance goals and (iii) pro-rata vesting of each of his then-outstanding and non-vested stock option, restricted stock, restricted stock unit, or other equity-based compensation awards (other than an equity-based long-term performance award).

In accordance with the Agreement, the Company also entered into a Severance Agreement and a Change in Control Agreement with Mr. Scheinkman.
The Severance Agreement provides that if Mr. Scheinkman’s employment is terminated prior to a change in control either involuntarily by the Company and not due to cause or by Mr. Scheinkman for good reason, Mr. Scheinkman will receive (i) one times his base salary, (ii) a pro-rata STIP bonus award for the year of his termination, subject to actual achievement of performance goals, (iii) pro-rata vesting of any then outstanding long term performance awards, (including equity-based or non-equity based long term performance awards) subject to actual achievement of performance goals and provided Mr. Scheinkman 's termination of employment precedes the end of the performance period by less than one year, (iv) up to 12 months of health coverage for himself and his qualified beneficiaries, and (v) continued use of a Company-owned or leased vehicle for up to one year following termination. In addition, any then outstanding, vested stock options will remain exercisable for a period of three months following termination of employment (but not beyond their original expiration date).
The Change in Control Agreement provides for compensation due to termination of employment following a change in control. A “change in control” will be generally defined to include the acquisition of 30% or more of the Company’s voting power, specified changes in a majority of the board of directors, and the sale or liquidation of the Company. If Mr. Scheinkman’s employment is terminated within the term of the Change of Control Agreement either involuntarily by the Company and not due to cause or by Mr. Scheinkman for good reason, Mr. Scheinkman will receive (i) two times his base salary, (ii) a pro-rata STIP bonus award for the year of his termination, subject to actual achievement of performance goals, (iii) pro-rata vesting of any then outstanding long term performance awards (including equity-based or non-equity based long term performance awards), subject to actual achievement of performance goals, (iv) full vesting of all outstanding and unvested stock option, restricted stock, restricted stock unit, or other equity-based compensation awards (other than equity-based long term performance awards), (v) up to 12 months of health coverage for himself and his qualified beneficiaries and (vi) continued use of a Company-owned or leased vehicle for up to one year following termination. In addition, any then outstanding, vested stock options will remain exercisable for a period of three months following termination of employment (but not beyond their original expiration date).
In addition, the Severance Agreement and Change in Control Agreement provide confidentiality, non-competition, and non-solicitation covenants during employment and for at least one year after any termination. Severance payments under the Severance Agreement and Change in Control Agreement will be conditioned upon Mr. Scheinkman’s timely execution of a waiver and release of claims against the Company and its affiliates, officers and directors. After an initial two-year term, the Severance Agreement and Change in Control Agreement will continue in effect on a year-to-year basis unless cancelled or modified by the parties.
Other Benefits. Mr. Scheinkman will be eligible to participate in the benefit programs generally available to executive officers of the Company, including, without limitation, participation in the Company’s non-qualified deferred compensation plan. He will be entitled to five weeks of vacation per year. He will also be eligible for an executive-class Company vehicle for business and personal use.
The foregoing description of the Agreement, the Severance Agreement, and the Change in Control Agreement is qualified in its entirety by reference to the full text of the Agreement, the Severance Agreement, and the Change in Control Agreement, which are filed as Exhibits 10.2, 10.3 and 10.4, respectively, to this Current Report on Form 8-K and are incorporated by reference herein. The Company also previously entered into its standard form indemnification agreement with Mr. Scheinkman, which was filed as Exhibit 10.16 to the Company’s Current Report on Form 8-K filed on July 29, 2009, and is incorporated by reference herein.
There are no arrangements or understandings between Mr. Scheinkman and any other persons pursuant to which he was selected as president and chief executive officer. There are also no family relationships between Mr. Scheinkman and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with the resignation of Mr. Dolan, the Company entered into a Separation Agreement and General Release with Mr. Dolan dated April 16, 2015 (the “Separation Agreement”). In accordance with the Separation Agreement, Mr. Dolan will receive (i) a total of $1.3 million in cash with $650,000 to be paid within 14 days after the effective date of the Separation Agreement and the remaining $650,000 to be paid in four equal installments of $162,500 each on July 1, 2015, October 1, 2015, January 1, 2016, and March 1, 2016, (ii) immediate vesting of 56,588 outstanding restricted stock units, (iii) up to 12 months of health, dental, and vision coverage for himself and his eligible dependent, (iv) up to $30,000 for executive outplacement services for up to 18 months following the date of the Separation Agreement, and (v) continued use of a Company issued vehicle for up to one year following the date of the Separation Agreement. The Separation Agreement includes a mutual waiver and release of claims. The preceding summary of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement which is filed as Exhibit 10.5 to this Current Report on Form S-K and incorporated by reference herein.
The Company also entered into an amendment to the Settlement Agreement by and among the Company, Raging Capital Management, LLC, certain of its affiliates, Mr. Scheinkman, Kenneth H. Traub, and Allan J. Young, dated March 17, 2015, to reflect the reduction in the size of the Board from ten to nine directors as a result of the transactions described above.  This amendment is filed as Exhibit 10.6 to this Current Report on Form 8-K.

Item 8.01    Other Information.
On April 17, 2015, the Company issued a press release announcing the appointment of Steven W. Scheinkman as the President and Chief Executive Officer as described above. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01    Financial Statements and Exhibits.
(d)    The following exhibits are filed as part of this report:

Exhibit No.	Description
10.2	Employment Offer Letter dated April 16, 2015, between A.M. Castle & Co. and Steven W. Scheinkman.
10.3	Severance Agreement dated April 16, 2015, between A.M. Castle & Co. and Steven W. Scheinkman.
10.4	Change of Control Agreement dated April 16, 2015, between A.M. Castle & Co. and Steven W. Scheinkman.
10.5	Separation and General Release dated April 16, 2015, between A.M. Castle & Co. and Scott Dolan.
10.6
First Amendment to Settlement Agreement dated April 22, 2015, by and among A.M. Castle & Co., Raging Capital Management, LLC and certain of their affiliates, and Steven W. Scheinkman, Kenneth H. Traub and Allan J. Young.

99.1	Press release dated April 17, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. M. CASTLE & CO.
/s/ Marec E. Edgar
April 22, 2015	By: Marec E. Edgar Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description	Page No.
10.2	Employment Offer Letter dated April 16, 2015, between A.M. Castle & Co. and Steven W. Scheinkman.	EX-1-
10.3	Severance Agreement dated April 16, 2015, between A.M. Castle & Co. and Steven W. Scheinkman.	EX-6-
10.4	Change of Control Agreement dated April 16, 2015, between A.M. Castle & Co. and Steven W. Scheinkman.	EX-21-
10.5	Separation and General Release dated April 16, 2015, between A.M. Castle & Co. and Scott Dolan.	EX-38-
10.6
First Amendment to Settlement Agreement dated April 22, 2015, by and among A.M. Castle & Co., Raging Capital Management, LLC and certain of their affiliates, and Steven W. Scheinkman, Kenneth H. Traub and Allan J. Young.
EX-44-
99.1	Press release dated April 17, 2015.	EX-46-